Delek US Holdings, Inc. 7102 Commerce Way Brentwood, TN 37027

October 14, 2016

David Wiessman
on behalf of the Special Committee of Alon USA Energy, Inc.
12700 Park Central Dr., Suite 1600
Dallas, TX 75251

Dear David:

I am writing on behalf of Delek US Holdings, Inc. (“Delek,” “we,” “us” or "our") to propose a business combination of Delek and Alon USA Energy, Inc. (“Alon”). Under our proposal, Delek (or a subsidiary of Delek) would acquire each outstanding share of Alon common stock which Delek does not already own in an all-stock transaction at a fixed exchange ratio of 0.44 Delek shares for each outstanding Alon share. We believe both companies are currently undervalued to differing extents by the market, and our proposal reflects, in the context of the current and prospective challenges facing Delek’s and Alon’s sector, our view of the relative fundamental values of Alon and Delek; each company’s respective outlook and balance sheet profile; and potential synergies for the transaction. We believe this combination would create significant value for the respective stockholders of Delek and Alon in both the near- and long-term, and the 100% equity consideration would allow Alon stockholders, many of whom are also currently Delek stockholders, the opportunity to fully participate in that value creation as it is realized.

This proposal supports the shared mission of Delek and Alon of optimizing and growing stable cash flows from an integrated portfolio of refining, logistics and retail assets. For its part, Delek has taken a number of steps to strengthen its financial position, most recently announcing a definitive agreement to sell our retail subsidiary, which transaction is expected to meaningfully enhance our financial flexibility. A combination with Delek would allow Alon stockholders to take part in a formidable combined company to weather the current downturn in the industry and emerge in a position of substantial strength as margins improve. When taken together, these factors collectively position a combined company to be a peer-leading enterprise in the refinery space for the long-term.

Our board of directors has authorized management to engage in negotiations and the making of this proposal. Delek has engaged Tudor, Pickering, Holt & Co. and Norton Rose Fulbright US LLP as our financial and legal advisors, respectively. Given the all-stock nature of the transaction, our proposal would not be subject to any financing contingency. This proposal does not constitute a legal offer or a binding agreement between us. Such an agreement, if any, would be subject to completion of mutual, customary due diligence for a transaction of this nature and negotiation of definitive transaction documents, the terms and conditions of which would have to be approved by the boards of directors of both Alon and Delek. We will not move forward with the transaction unless the transaction is approved by a special committee of the board of directors of Alon that is comprised entirely of directors that are independent of Delek. In addition, the transaction would be subject to a non-waivable condition requiring the approval of the transaction by the holders of a majority of the shares of Alon not owned by Delek or its affiliates. If the special committee of the board of directors of Alon does not recommend, or the public stockholders of Alon do not approve, the proposed transaction, such determination would not adversely affect our future relationship with Alon. We also expect that our proposal would require approval from Delek stockholders to authorize the issuance of the required shares to close the transaction. Please be aware that this proposal is an expression of interest only, and we reserve the right to withdraw or modify our proposal at any time and for any purpose.

We believe our proposal presents a compelling opportunity for Alon’s stockholders and look forward to your response. I am personally committed to overseeing the successful integration of the companies into a single enterprise, and I and the rest of our senior management team are available at your convenience to discuss any aspect of our proposed transaction.

Sincerely,
/s/ Ezra Uzi Yemin
Ezra Uzi Yemin
Chairman and CEO of Delek US Holdings, Inc.